SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
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1900 South Price Road
Chandler, Arizona 85286

April 7, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Monday, May 3, 2010 at 9:00 a.m., at Embassy Suites, Philadelphia — Valley Forge, located at 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania, telephone number (610) 647-6700.

The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

We also encourage you to read our Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held on May 3, 2010
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INCORPORATION BY REFERENCE
DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS
ANNUAL REPORT ON FORM 10-K

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 3, 2010

Dear Amkor Stockholder:

On Monday, May 3, 2010, Amkor Technology, Inc., a Delaware corporation, will hold its 2010 Annual Meeting of Stockholders at the Embassy Suites, Philadelphia — Valley Forge, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania, telephone number (610) 647-6700. The meeting will begin at 9:00 a.m.

Only stockholders of record who held shares of Amkor common stock at the close of business on March 15, 2010 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 1900 South Price Road, Chandler, Arizona for a period of at least ten days prior to the meeting. The list also will be available at the Annual Meeting.

At the meeting stockholders will be asked to:

1.	Elect the Board of Directors.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

3.	Transact such other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

The approximate mailing date of this proxy statement and proxy card is April 7, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Gil C. Tily

Executive Vice President, Chief
Administrative Officer, General Counsel and
Corporate Secretary

April 7, 2010
Chandler, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 3, 2010. The Proxy Statement for the 2010 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2009 are available at: www.edocumentview.com/amkr.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Amkor Technology, Inc.’s Board of Directors. The proxies will be voted at the Annual Meeting of Stockholders to be held on Monday, May 3, 2010, at 9:00 a.m., and at any adjournments or postponements that may take place.

The Annual Meeting will be held at Embassy Suites, Philadelphia — Valley Forge, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania, telephone number (610) 647-6700. Our principal executive offices are located at 1900 South Price Road, Chandler, Arizona 85286, telephone number (480) 821-5000.

We intend to mail definitive copies of these proxy materials on or about April 7, 2010 to stockholders of record who held our common stock at the close of business on March 15, 2010.

The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	1. The election of eight nominees to serve on our Board of Directors; and

2. The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ending December 31, 2010.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the director nominees, and FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2010.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 15, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 183,241,328 shares of Amkor’s common stock were issued and outstanding.

Q:	How do I vote?

A:	Registered holders may vote:

• In person at the Annual Meeting;

• By mail by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or

• By internet or telephone, by following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. Even though we are a Nasdaq-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

• Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, because NYSE rules treat those matters as non-routine.

• Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2010, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the 2010 Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2010, but expressly state that the broker is NOT voting on the election of directors. A broker’s withholding of a vote, in this case with respect to the election of directors, is referred to as a “broker non-vote”.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by submitting a later-dated proxy by mail, internet or telephone or by mailing a written notice of revocation to the attention of Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date may attend. For stockholders of record, government-issued picture identification will be required to enter the meeting. If your shares are held in street name, please bring proof of share ownership with you to the Annual Meeting as well as your government-issued picture identification. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership. Individuals arriving at the meeting site will not be admitted unless we can verify ownership as of the Record Date as described above or by some other means.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2010 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Executive Chairman, and Kenneth T. Joyce, Amkor’s President and Chief Executive Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2011 Annual Meeting?

A:	To have your proposal included in our proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, we must receive your written proposal no later than December 8, 2010. You may submit proposals after this date for consideration at the 2011 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you intend to submit a proposal or nomination for director for the 2011 Annual Meeting (but not seek inclusion of such proposal or nomination in the company’s proxy materials), you must comply with the advance notice provisions in our bylaws. To be timely, we must receive written notice of your proposal no earlier than January 3, 2011 and no later than February 2, 2011.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2011 Annual Meeting. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and in our bylaws.

Q:	Who is soliciting proxies?

A:	This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.

We have retained the services of Georgeson Inc. to aid in the distribution of our Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Inc. a fee of approximately $1,800 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are eight incumbent candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the eight nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include five independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting or until their successor is duly elected. We expect that each nominee will be able to serve as a director.

Required Vote

Directors are elected by a plurality of votes cast, so the eight candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the
election of each of the nominees for director below.

Nominees for the Board of Directors

The following table sets forth the names and the ages as of March 31, 2010 of our eight incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position

James J. Kim	74	Executive Chairman of the Board
Kenneth T. Joyce	62	President, Chief Executive Officer and Director
Roger A. Carolin(1)(2)(4)	54	Director
Winston J. Churchill(3)(4)	69	Director
John T. Kim	40	Director
Stephen G. Newberry(2)(3)(4)	56	Director
John F. Osborne(1)(2)(4)	65	Director
James W. Zug(1)(3)(4)	69	Director

Notes

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.

Biographies of Nominees for the Board of Directors

James J. Kim.  James J. Kim, 74, was appointed as Executive Chairman of the Board of Directors in October 2009. Mr. Kim served as our Chairman and Chief Executive Officer from September 1997 until October 2009. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April

1998. Mr. James J. Kim is the father of John T. Kim, a member of our Board, and brother to JooHo Kim, the President of Amkor Technology Korea and Executive Vice President Worldwide Manufacturing Operations.

As a result of these and other professional experiences and his 40 years of service as our Chairman and Chief Executive Officer, Mr. Kim has a comprehensive understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in strategic planning and customer relationships, manufacturing and operations, and the finance areas relevant to the company, which are among the key attributes which qualify Mr. Kim for election to Amkor’s Board.

Kenneth T. Joyce.  Kenneth T. Joyce, 62, was appointed to the position of Chief Executive Officer and named to the Board of Directors in October 2009. Previously, Mr. Joyce served as President and Chief Operating Officer from May 2008, as Executive Vice President and Chief Operating Officer from February 2008 and as Executive Vice President and Chief Administrative Officer from November 2007. Mr. Joyce served as Amkor’s Executive Vice President and Chief Financial Officer from July 1999 to November 2007. Mr. Joyce began his accounting career in 1971 at KPMG Peat Marwick, and is a certified public accountant. Mr. Joyce earned a B.S. in Accounting from Saint Joseph’s University and an M.B.A. in Finance from Drexel University.

As a result of these and other professional experiences, Mr. Joyce has a comprehensive understanding of the semiconductor industry and broad management experience in our business, and possesses particular knowledge and experience in strategic planning and customer relationships, finance, administration and operations relevant to our business, which are among the key attributes which qualify Mr. Joyce for election to Amkor’s Board.

Roger A. Carolin.  Roger A. Carolin, 54, was elected to our Board of Directors in February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in the technology, new business opportunities, the semiconductor supply chain, operations, management and finance areas relevant to our business, which are among the key attributes which qualify Mr. Carolin for election to Amkor’s Board.

Winston J. Churchill.  Winston J. Churchill, 69, has been a director of Amkor since July 1998. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc. and of various SCP portfolio companies. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including Immaculata University, the Gesu School and the Young Scholars Charter School, and is a Trustee Fellow of Fordham University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.

As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business, and possesses particular knowledge and experience in the technology, corporate governance, finance and legal areas relevant to our business, which are among the key attributes which qualify Mr. Churchill for election to Amkor’s Board.

John T. Kim.  John T. Kim, 40, has been a director of Amkor since August 2005. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including as Director of Investor Relations, Director of Corporate Development and as Director of Procurement. Mr. Kim resigned as an Amkor employee when he was elected to our Board of Directors. Mr. John T. Kim is the son of James J. Kim, our Executive Chairman of the Board of Directors and a nephew of Mr. JooHo Kim.

As a result of his 18 years of service in various capacities at Amkor, including service on our Board, Mr. Kim has a significant understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in our business and operations, and as an investor, which are among the key attributes which qualify Mr. Kim for election to Amkor’s Board.

Stephen G. Newberry.  Stephen G. Newberry, 56, was elected to our Board of Directors in March 2009. Mr. Newberry is the President and Chief Executive Officer and a director of Lam Research, a supplier of wafer fabrication and equipment services to the semiconductor industry, positions he has held since June 2005. Mr. Newberry joined Lam Research in August 1997 as Executive Vice President and Chief Operating Officer and was promoted to the position of President and Chief Operating Officer in July 1998. Prior to joining Lam Research, Mr. Newberry was Group Vice President of global operations and planning at Applied Materials, Inc. During his 17 years at Applied Materials, he held various positions of increasing responsibility including assignments in manufacturing, product development, sales and marketing, and customer service. Mr. Newberry served five years in naval aviation prior to joining Applied Materials. Mr. Newberry also serves as a director of SEMI, a global semiconductor industry trade association. Mr. Newberry is a graduate of the U.S. Naval Academy and the Harvard Business School.

As a result of these and other professional experiences and his prior service on our Board, Mr. Newberry has a significant understanding of the semiconductor industry and the semiconductor supply chain and possesses particular knowledge and experience in the management, operating and technology areas relevant to our business. Mr. Newberry’s position as the President and CEO of a public company in our industry also provides the Board with valuable experience regarding compensation, corporate governance, finance and other relevant matters. The foregoing are among the key attributes which qualify Mr. Newberry for election to Amkor’s Board.

John F. Osborne.  John F. Osborne, 65, has been a director of Amkor since August 2007. Since January 1998, Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. From 1988 to 1996, Mr. Osborne was a member of the executive staff of Lam Research, a supplier of wafer fabrication and equipment services to the semiconductor industry. At Lam, Mr. Osborne held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola, Inc. and Royal Philips Electronics from 1967 to 1985. Mr. Osborne serves on the Strategic Advisory Board of DuPont Electronic Technologies. Mr. Osborne holds a degree in Metallurgical Engineering from the Colorado School of Mines.

As a result of these and other professional experiences and his prior service on our Board, Mr. Osborne has a significant understanding of the semiconductor industry and possesses particular knowledge and experience in the finance, management, markets, strategic opportunities, operating and technology areas relevant to our business, which are among the key attributes which qualify Mr. Osborne for election to Amkor’s Board.

James W. Zug.  James W. Zug, 69, has been a director of Amkor since January 2003. Mr. Zug retired from PricewaterhouseCoopers in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand, both public accounting firms. From 1998 until his retirement, Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. PricewaterhouseCoopers is Amkor’s independent registered public accounting firm, Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug serves on the boards of directors of Allianz Funds, the Brandywine Group of mutual funds and Teleflex, Inc. Mr. Zug served on the boards of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

As a result of these and other professional experiences and his extensive experience as a certified public accountant and prior service on our Board, Mr. Zug has a significant understanding of our business and possesses particular knowledge and experience in the accounting, finance, international operations, compliance and governance areas relevant to our company, which are among the key attributes which qualify Mr. Zug for election to Amkor’s Board.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held ten meetings and acted by unanimous written consent on two occasions during 2009. Each director attended at least 75 percent of all Board of Directors and applicable committee meetings.

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Committee members are appointed by the Board of Directors.

Audit Committee

We have a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of Messrs. Zug, Carolin and Osborne. Our Board of Directors has determined that each of Messrs. Zug, Carolin and Osborne meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and SEC regulations. In addition, the Board has determined that each of Messrs. Zug, Carolin and Osborne qualifies as an “audit committee financial expert” as defined in SEC regulations.

Among its responsibilities, the Audit Committee:

•	pre-approves all audit and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	oversees the work of the independent registered public accounting firm;

•	reviews and provides guidance on the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviews and discusses with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviews and approves any related party transactions;

•	discusses with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•	reviews any reports by management or our internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in our internal controls;

•	oversees compliance with SEC requirements for the disclosure of the services provided by our independent registered public accounting firm and the Audit Committee’s members, member qualifications and activities;

•	reviews any legal matters that our general counsel determines could have a significant impact on our financial statements;

•	provides a review of our policies and practices with respect to financial risk management;

•	institutes special investigations as the Audit Committee determines to be appropriate and necessary; and

•	oversees procedures for the confidential, anonymous submission by employees of concerns regarding accounting, internal controls or audit matters.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.amkor.com. The Audit Committee met twelve times, and acted by unanimous written consent on one occasion in 2009. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Messrs. Carolin, Newberry and Osborne. The Compensation Committee’s duties include:

•	annually reviewing and approving the compensation policy for our executive officers and directors;

•	reviewing and approving the forms of compensation to be provided to our executive officers, and reviewing, approving and making recommendations to the Board of Directors regarding the general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing and making recommendations to the Board of Directors regarding other plans that provide for compensation to our employees and directors;

•	reviewing and approving any material amendments to our 401(k) plan;

•	preparing and providing a report for inclusion in our annual proxy statement; and

•	authorizing the repurchase of shares from terminated employees.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at http://www.amkor.com. During 2009, the Compensation Committee met seven times, and acted by unanimous written consent on one occasion.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of Messrs. Churchill, Newberry and Zug. The Nominating and Governance Committee, among its other duties:

•	evaluates the current composition, organization and governance of the Board of Directors and its Committees and makes recommendations to the Board of Directors based on that evaluation;

•	periodically assesses desired Board member qualifications, expertise and characteristics for potential Board members, and evaluates and proposes nominees to the Board of Directors based on those criteria;

•	develops policies and procedures regarding the review and recommendation of nominees for director;

•	oversees the Board of Directors’ performance evaluation process;

•	evaluates and makes recommendations to the Board of Directors concerning the appointment of directors to Board Committees, the selection of Committee chairpersons, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluates and recommends termination of individual Board members in accordance with the Board’s governance principles;

•	periodically reviews and re-examines the Nominating and Governance Committee’s charter and proposes changes to the Board of Directors; and

•	develops and recommends Corporate Governance Guidelines for the Board of Directors, and periodically reviews these guidelines as well as our corporate governance practices and procedures.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website at http://www.amkor.com. The Nominating and Governance Committee met four times during 2009.

The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is comprised of individuals of high integrity, personal character and ethical standards, and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and Board in concluding that each such nominee should serve on Amkor’s Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, length of service and other commitments, and diversity in experience and background that will strengthen the Board’s collective qualifications, skills and experience and contribute to the Board’s performance of its responsibilities in the oversight of our business.

The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate.

It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give such candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Amkor within the last three years, written indication of the candidate’s willingness to serve if elected, and evidence of the nominating person’s ownership of Amkor stock. Nominations for consideration at the 2011 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than February 2, 2011.

Director Independence

The Board of Directors has determined that each of Messrs. Carolin, Churchill, Newberry, Osborne and Zug is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC.

Communications with the Board of Directors

Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn: Corporate Secretary, 1900 South Price Road, Chandler, Arizona 85286. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.

Corporate Governance Guidelines and Codes of Ethics

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethical Guidelines which applies to all of our officers and employees worldwide, and a separate Director Code of Ethics which applies to our directors. These documents are available on our website under the heading “Corporate Governance” at http://www.amkor.com.

Board Leadership Structure

As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. Historically, James J. Kim, Amkor’s founder, served as both the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to a succession plan for senior management, effective October 1, 2009, Mr. Kim became the Executive Chairman of the Board of Directors and Mr. Joyce assumed the position of President and Chief Executive Officer and joined the Board of Directors. As a result of this new structure, Amkor continues to benefit from Mr. Kim’s extensive experience in the semiconductor industry and management expertise based on his longstanding leadership role, and also benefits from the expertise and broad management experience Mr. Joyce brings to Amkor’s Board. We believe this structure is effective for Amkor and an appropriate allocation of leadership responsibilities.

Executive Sessions

Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs, and meets separately in sessions with the independent auditors, internal auditors and members of management at such times the Committee deems appropriate to fulfill its responsibilities under the charter. The Nominating and Governance and Compensation Committees also meet in executive session as deemed appropriate.

Risk Oversight

The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs as a Board of Directors. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in fulfilling this oversight responsibility through periodic meetings and discussions with management and company advisors, and reports to the full Board with respect to certain categories of risk.

In 2007, with the assistance of the Nominating and Governance Committee, the Board identified certain categories of risk to the company, and assigned oversight responsibility with respect to those risks to the Board as a whole and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees.

As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property and R&D, labor and human resources, and litigation. The Audit Committee is responsible for, among other areas, financial risk oversight including issues related to financial reporting and accounting, internal controls, disaster recovery, fraud and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, the company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.

Amkor’s management is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussions, management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect the company’s risk profile, strategic plans, risk mitigation strategies and other aspects of the company’s business. The Board oversees and monitors management in the execution of its risk oversight role.

Annual Meeting Attendance

All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. All of our incumbent directors attended the 2009 Annual Meeting of Stockholders, including Mr. Joyce who attended in his capacity as President and Chief Operating Officer.

Certain Relationships and Related Transactions

Related Party Transactions

As of February 26, 2010, Mr. James J. Kim, the Executive Chairman of our Board of Directors, and members of his immediate family and related trusts and an affiliate beneficially owned approximately 56% of our outstanding common stock.

In November 2005, we sold $100 million of our 6.25% Convertible Subordinated Notes due 2013 in a private placement to James J. Kim, our Executive Chairman of the Board of Directors and certain Kim family members (including to John T. Kim, one of our directors). The full amount of the notes remains outstanding and the aggregate amount of interest paid to Mr. Kim and his family members in respect of these notes was $6.3 million in 2009. These notes are convertible into 13,351,135 shares of our common stock.

On April 1, 2009, we sold $250 million of our 6% Convertible Senior Subordinated Notes due 2014 (the “2014 Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to Mr. James J. Kim and one of his affiliates in a private placement. Mr. James J. Kim and one of his affiliates purchased $150 million of the 2014 Notes which are convertible at any time prior to their maturity date into 49,594,980 shares of our common stock. In connection with their purchase of the 2014 Notes, Mr. James J. Kim and such affiliate entered into a voting agreement with us that imposes restrictions on the voting of the shares of our common stock issued upon conversion of the 2014 Notes held by Mr. James J. Kim or such affiliate. Mr. James J. Kim and such affiliate also entered into a letter agreement with us, dated March 26, 2009 (the “Letter Agreement”) pursuant to which we agreed to register the resale of the 2014 Notes (and any shares of common stock issued on the conversion thereof) that he and such affiliate purchased on a shelf registration statement under the Securities Act at any time after April 1, 2010. Pursuant to the Letter Agreement, we also agreed to bear the expenses related to such registration, including the reasonable legal fees and expenses of Mr. James J. Kim. The full amount of the 2014 Notes remains outstanding and the aggregate amount of interest paid to Mr. Kim and such affiliate in respect of these notes was $4.9 million in 2009.

We purchase leadframe inventory from Acqutek Semiconductor & Technology Co., Ltd. James J. Kim, our Executive Chairman of the Board of Directors, owns approximately 16.2% of Acqutek Semiconductor & Technology Co., Ltd. The purchases are arms length and on terms consistent with our non-related party vendors. During 2009, purchases from Acqutek Semiconductor & Technology Co., Ltd. were $11.4 million. Amounts due to Acqutek Semiconductor & Technology Co., Ltd. at December 31, 2009 were $1.6 million.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee reviews and approves any related party transaction in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

The sale of the 2014 Notes to James J. Kim and one of his affiliates was reviewed and approved by a special committee of the Board and by the independent and disinterested directors of the Board.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee of our Board of Directors consisted of Messrs. Osborne, Carolin and Newberry. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2009, or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity of whose executive officers served on our Board of Directors or on our Compensation Committee.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

We do not compensate directors who are also employees or officers of our company for their services as directors. During 2009, non-employee directors received an annual retainer, which is paid quarterly, and Board and Committee meeting fees. The cash compensation structure for our non-employee Board members for 2009 is set forth in the following table.

Annual Retainer for Board Members(1)	$50,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	10,000
Compensation Committee	5,000
Nominating and Governance Committee	5,000
Fee per Regularly Scheduled Board and Committee Meeting	2,000
Telephonic Board or Committee Meetings	1,000

Notes

(1)	Effective as of February 3, 2009, the annual retainer for Board members was reduced by 10%. On October 1, 2009, the annual retainer was reinstated to its previous level of $50,000.

In addition to the retainer and meeting fees, we also reimburse non-employee directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and Committee meetings.

Equity Compensation

Upon re-election to the Board of Directors at our 2009 Annual Meeting, each non-employee director received an option to purchase 20,000 shares of our common stock under the terms of our 2007 Equity Incentive Plan, which was initially approved by our Stockholders in August 2007 and became effective January 1, 2008 (the “2007 Equity Plan”). The director option grants are automatic and non-discretionary. The 2007 Equity Plan provides for an initial grant of an option to purchase 20,000 shares of our common stock to each new non-employee director when such individual first becomes a director. In addition, each non-employee director is automatically granted an additional option to purchase 20,000 shares of our common stock when the director is re-elected to the Board of Directors by our stockholders, provided that the director has served on our Board for at least six consecutive months prior to re-election.

Director option grants have a term of ten years and vest in three equal installments on the anniversary dates of the date of grant. Subject to certain customary exceptions, unvested and unexercised vested options are forfeited if a director ceases to be a member of the Board of Directors. In the event of a merger or sale of all or substantially all of our assets, the acquiring entity or corporation may either assume all outstanding options or may substitute equivalent options. Following an assumption or substitution, if the director is terminated, other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options or substitute an equivalent option, each option issued will immediately vest and become exercisable in full.

Summary Director Compensation Table for 2009

The following table shows compensation information for our non-employee directors for the year ended December 31, 2009.

						Change in
						Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned				Incentive	Deferred
	or Paid		Stock	Option	Plan	Compensation	All Other
Name	in Cash		Awards	Awards(2)(3)(4)	Compensation	Earnings	Compensation	Total

Roger A. Carolin	$117,250	(1)	—	$59,276	—	—	—	$176,526
Winston J. Churchill	82,250		—	59,276	—	—	—	144,526
John T. Kim	70,250		—	59,276	—	—	—	129,526
Stephen G. Newberry	72,250	(1)	—	27,120 (5)	—	—	—	99,370
John F. Osborne	94,250	(1)	—	59,276	—	—	—	153,526
James W. Zug	131,250	(1)	—	59,276	—	—	—	190,526

Notes

(1)	Includes fees that were earned during the year ended December 31, 2009, but paid in the current year as follows: Mr. Carolin — $2,000; Mr. Osborne — $1,000; and Mr. Newberry — $1,000. Also includes fees earned by the directors for service on a special committee of the Board during 2009 as follows: Mr. Carolin — $25,000 and Mr. Zug — $35,000.

(2)	The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards for the year ended December 31, 2009, calculated in accordance with generally accepted accounting principles. Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Under the director compensation program, non-employee directors received an annual grant of 20,000 stock options upon re-election. For 2009, stock options were granted on May 4, 2009 with an exercise price of $4.50, the closing price of our common stock on the date of grant. One-third (1/3) of the options become exercisable on each of the first, second and third anniversaries of the grant date.

(4)	Outstanding stock options as of December 31, 2009 for Amkor’s directors are as follows: Mr. Carolin — 80,000; Mr. Churchill — 105,000; Mr. Kim — 80,000; Mr. Osborne — 60,000; Mr. Newberry — 20,000; and Mr. Zug — 103,333. None of our directors hold any other stock awards.

(5)	Mr. Newberry was elected to the Board of Directors on March 11, 2009 and was granted 20,000 stock options with an exercise price of $1.90, the closing price of our common stock on the date of grant. One-third (1/3) of the options become exercisable on each of the first, second and third anniversaries of the grant date.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 1, 2010 is set forth below.

Name	Age	Position

Kenneth T. Joyce	62	President and Chief Executive Officer
James M. Fusaro	47	Executive Vice President, Assembly and Test Product Management
JooHo Kim	57	President, Amkor Technology Korea and Executive Vice President, Worldwide Manufacturing Operations
Mike J. Lamble	54	Executive Vice President, Worldwide Sales
Eric R. Larson	54	Executive Vice President, New Business Strategy and Corporate Development
Joanne Solomon	44	Executive Vice President and Chief Financial Officer
Gil C. Tily	56	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Kenneth T. Joyce.  For a brief biography on Mr. Joyce, please see “Proposal One — Election of Directors”

James M. Fusaro.  James M. Fusaro, 47, was appointed Executive Vice President of Assembly and Test Product Management in July 2009. Prior to assuming his current position, Mr. Fusaro served as Corporate Vice President of Wire Bond Products, as Senior Vice President and General Manager of Amkor’s Japan operations, Senior Vice President of Laminate Products, and Vice President of Chip Scale Products. Prior to joining Amkor in 1997, Mr. Fusaro was a Senior Principal Engineer at Motorola Semiconductor Products Sector. Mr. Fusaro also spent nine years working in the aerospace sector, working at United Technologies, Pratt & Whitney and Allied Signal-Garrent Auxiliary Power Division. Mr. Fusaro earned a B.S. in Mechanical Engineering at Arizona State University and an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

JooHo Kim.  JooHo Kim, 57, has served as President of our subsidiary Amkor Technology Korea, and as our Executive Vice President of Worldwide Manufacturing Operations since October 2009. Prior to assuming his current role, Mr. Kim served as Corporate Vice President, Worldwide Manufacturing Services and Executive Vice President of Amkor Technology Korea, as Corporate Vice President of our Information Technology organization, as Senior Vice President of Enterprise Infrastructure, and as Vice President of Business Technology. Prior to joining Amkor in 2001, Mr. Kim was President and Chief Executive Officer of Anam Telecom Inc. in Seoul, Korea. Mr. Kim earned a Bachelor in Law from KyungHee University, an M.B.A from the Pennsylvania State University and a Ph.D. in Business Administration from the University of Colorado. Mr. JooHo Kim is the brother of James J. Kim, our Executive Chairman of the Board of Directors, and is the uncle of Mr. John T. Kim, one of our directors.

Michael J. Lamble.  Michael J. Lamble, 54, has served as our Executive Vice President of Worldwide Sales since July 2009, and as Corporate Vice President of Worldwide Sales since August 2002. Beginning in September 1997, Mr. Lamble was our Senior Vice President of Sales. Mr. Lamble joined Amkor in December 1992. Prior to joining Amkor, Mr. Lamble was the Vice President and General Manager for the Materials Division at Heraeus Incorporated responsible for U.S. manufacturing and sales. Mr. Lamble earned a B.S. in Business from Santa Clara University.

Eric R. Larson.  Eric R. Larson, 54, was appointed Executive Vice President of New Business Strategy and Corporate Development in July 2009, and previously served as Executive Vice President of the Product Management Group since April 2008. From 2003 to 2008, Mr. Larson served as a Manager of ELars LLC, providing consulting services to the semiconductor and electronics industry. During this period, Mr. Larson also served in executive management positions for startup ventures, including as Executive Vice President of Landmark Event Staffing, Inc., an event management firm, and as President and CEO of PakSense, Inc., which develops intelligent sensing products. From 1996 to 2003, Mr. Larson served in senior management positions at Amkor, including President of our former Wafer Fabrication business and Executive Vice President of Corporate Development. Mr. Larson holds a B.A. in Political Science from Colorado State University, and an M.B.A. from the University of Denver.

Joanne Solomon.  Joanne Solomon, 44, has served as Executive Vice President and Chief Financial Officer since January 2009 and as Corporate Vice President and Chief Financial Officer since November 2007. Prior to assuming her current position, Ms. Solomon served as our Senior Vice President of Finance and Corporate Controller since 2006. Ms. Solomon joined Amkor in 2000 and has held a number of finance and accounting positions, including Senior Vice President Finance and Treasurer, Vice President Finance and Business Assurance, Vice President Financial Planning and Analysis, and Senior Director Reporting and Analysis. Ms. Solomon also worked at PricewaterhouseCoopers for 10 years, and is a certified public accountant. Ms. Solomon holds a Bachelor’s degree in Business and Administration from Drexel University and an M.B.A. in International Management from the Thunderbird School of Global Management.

Gil C. Tily.  Gil C. Tily, 56, was appointed Executive Vice President and Chief Administrative Officer in May 2008 and has served as our General Counsel and Corporate Secretary since he joined Amkor in 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation program are to attract personnel for positions of substantial responsibility, to provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The subcontracted semiconductor packaging and test market is very competitive. To effectively compete and succeed in this market, we need to ensure that we have key senior management and technical personnel with the talent, leadership and commitment needed to operate our business, differentiate our products and services, respond effectively to new challenges, and execute difficult decisions.

These objectives have guided our Chief Executive Officer and his predecessor as each sought to design pay packages with an appropriate mix of fixed and variable compensation and thereby enable Amkor to recruit, motivate and retain key executives while maintaining a competitive cost structure. The Compensation Committee evaluates the compensation packages, as presented by the Chief Executive Officer, based on the foregoing objectives.

As part of Amkor’s overall cost reduction efforts in response to the global economic downturn during the fourth quarter of 2008 and in 2009, on December 11, 2008, the Compensation Committee approved the recommendation by senior executives that their base salaries be reduced beginning in January 2009. The salaries of our U.S. payroll named executive officers were reduced by 10%, except for James J. Kim, the company’s then Chairman and Chief Executive Officer, who recommended that his salary be reduced by 50%. These salary reductions were part of a 10% reduction in the base salaries for all of our U.S. payroll employees beginning in January 2009. Mr. KyuHyun Kim, as a non-U.S. payroll employee, was not affected by this action. Mr. KyuHyun Kim’s Korean-based compensation for 2009 was reduced by approximately 20% in connection with cost reduction measures in the company’s manufacturing operations.

The Compensation Committee also approved the recommendation by senior executives that no cash bonus awards be made for the 2009 fiscal year under the company’s 2007 Executive Incentive Bonus Plan (the “Executive Bonus Plan”). Bonus awards for the 2008 fiscal year were paid in the first quarter of 2009 to the extent earned under the Executive Bonus Plan, except for the bonus for Mr. James J. Kim. To set a further example with respect to the company’s cost reduction initiatives for 2009, Mr. Kim also recommended to the Compensation Committee that he receive no bonus for 2008 and the Committee approved that recommendation.

As business conditions improved in 2009, the Compensation Committee approved the restoration of the 10% cut in base salaries for our U.S. payroll employees, including our U.S. payroll named executive officers, beginning October 1, 2009.

Given the competitive nature of our business, it has historically been the view that management and the Compensation Committee must have the flexibility to determine the appropriate executive compensation structure that, allows for a proper mix of cash, equity and other incentives, as market conditions and the industry dictate over time. The total cash compensation component (base salary plus bonus) has historically represented a greater portion than the equity component in our total executive compensation structure.

With the appointment of our new Chief Executive Officer on October 1, 2009, the Compensation Committee and our Chief Executive Officer continue to evaluate our overall executive compensation arrangements. In the fourth quarter of 2009, the Compensation Committee retained a compensation consultant to assist the Committee in reviewing the company’s compensation structure for executives, including the standard elements of base salary, performance based cash bonuses, equity and other long term incentive programs, and in the selection of peer group companies for benchmarking compensation in 2010 and beyond. In February 2010, our Chief Executive Officer recommended a compensation program for the company’s senior executives. The Chief Executive Officer consulted with other senior executive officers in finance and legal and our Executive Chairman regarding his recommendation. The Compensation Committee, with the assistance of its compensation consultant, reviewed the recommendation from the Chief Executive Officer, and approved the executive compensation package for 2010 consisting of a combination of base salary, a performance based annual cash bonus and a grant of restricted stock. The compensation package for 2010 is weighted towards cash based compensation as it has been in prior years.

The Compensation Committee reviews and approves the total compensation for our executive officers and recommends to the independent members of our Board of Directors the compensation policy and forms of compensation to be received by our executive officers. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to Amkor’s performance, including in the case of our 2010 annual bonus program for executives: (i) net sales growth, (ii) gross margin percentage, (iii) return on invested capital, and (iv) customer satisfaction, each of which will be calculated based on a pre-determined method as set by the Compensation Committee. Other considerations include the achievement of Amkor’s business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements.

All members of the Compensation Committee are independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors.

Our Compensation Program Rewards Individual and Company Performance

Our compensation program is designed to reward high levels of performance at a company and individual level. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income, and health and welfare benefits in order to promote the well-being of our executives.

Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executive officers. With the exception of the Korean-based severance benefit provided to Mr. KyuHyun Kim and Mr. JoHoo Kim, as described in the “Severance Benefits” section below, we generally do not have individual employment, severance or change-in-control agreements or arrangements with any of our executive officers.

Our compensation program is not designed to solely reward continued service. We do not maintain a pension program for our U.S.-based executives, other than the 401(k) plan that is generally available to U.S. employees, and all salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service. We do not pay our executive officers retention or stay bonuses.

Although our current long-term incentive program consists of stock option and restricted stock grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. Restricted stock provides a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term shareholder value through appreciation in the company’s stock price.

Elements of our Compensation Program

Amkor provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of Amkor’s performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits, and (iv) limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as annual performance bonuses, and equity awards in the form of options to purchase shares of our common stock, restricted stock, or similar equity-based incentives. We accrue an amount related to a severance benefit plan on behalf of JooHo Kim, President of Amkor Technology Korea and Executive Vice President of Worldwide Manufacturing Operations, and who is one of our named executive officers. This severance benefit is described further in the “Severance Benefits” section below. With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.

Base Salary and Annual Incentive Opportunities

We pay base salaries to our U.S.-based executives on a bi-weekly basis. Mr. KyuHyun Kim was paid monthly, as is Mr. JooHo Kim. The primary purpose of base salaries at Amkor is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities, as applicable. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we considered when setting base salaries in 2009 include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations, and the input of our then Chief Executive Officer, James J. Kim. Based on these factors, the Compensation Committee reviewed and approved the 2009 base salary levels for our executive officers. The Chief Executive Officer’s compensation for 2009 was determined by the Compensation Committee based on consideration of his recommendation for a 50% reduction in base salary in light of the global economic downturn.

In connection with the transition of James J. Kim to Executive Chairman and Kenneth T. Joyce to Chief Executive Officer on October 1, 2009, the Compensation Committee set Mr. Kim’s annual base salary as Executive Chairman at $600,000, reduced from $1,000,000 in 2008, and set Mr. Joyce’s annual base salary as Chief Executive Officer at $675,000, increased from $500,000 in 2008 in his previous role as President. In establishing these base salaries, the Committee considered the roles and responsibilities of each individual in his new position, level of experience, the previous level of base salary, salaries paid at other companies and other factors.

In connection with JooHo Kim’s promotion to President of Amkor Technology Korea and Executive Vice President of Amkor Worldwide Manufacturing Operations, the Compensation Committee increased Mr. Kim’s annual base salary to $450,000, from $350,000 in 2008, effective October 1, 2009. In connection with James Fusaro’s promotion to Executive Vice President — Assembly and Test Product Management, the Compensation Committee increased Mr. Fusaro’s base annual salary to $450,000, from $400,000 in 2008, effective October 1, 2009. In establishing these base salaries, the Committee considered the same factors described in the preceding paragraph.

In 2009, the Compensation Committee approved the recommendation by senior management that no cash bonus awards be made for 2009 under the company’s Executive Bonus Plan.

While we did not pay any bonuses for 2009, we have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. We generally pay cash bonuses, if any, in the year following the year during which performance was measured. The primary purpose of the cash bonus plan is to focus the attention of key executives on our operational and financial performance. In addition, unlike stock options or restricted stock, our cash bonus program allows us to set individual and company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives for a given year only if the performance goals approved by the independent members of our Board of Directors are achieved.

Long-term Incentive Compensation

Historically, Amkor has generally made stock option grants to executives on an annual basis with time-based vesting requiring continued service through each vesting date, although options have not always been granted each year. The primary purpose of stock option grants at Amkor is to align all executives with each other and stockholders with a common goal of long-term stockholder value creation. Amkor believes that stock options and restricted stock grants motivate executives by allowing them to share in the value they create for stockholders. Amkor believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders.

The number of stock options granted to our executive officers (other than the Chief Executive Officer), and the frequency of such option grants is recommended by the Chief Executive Officer and approved by the Compensation Committee. Although a number of factors are considered, the number of stock options granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include the input of our Chief Executive Officer, individual performance potential, retention and competitive market-based compensation packages. No options were granted to our named executive officers in 2009.

In February 2010, the Compensation Committee, with the assistance of its compensation consultant, considered different types of long-term incentive vehicles and determined that it would be appropriate to grant restricted stock to the executive officers as an element of their total 2010 compensation package. It is the Compensation Committee’s view that restricted stock grants are an appropriate incentive compensation tool because they provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term shareholder value through appreciation in the company’s stock price.

Timing of Grants

The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “black out” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Other Compensation Elements

Health and Welfare Benefits.  Our executives are eligible to participate in benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.

Retirement Benefits.  We do not have a pension plan in place for U.S. employees or executives. We do offer a tax-qualified 401(k) plan that, subject to Internal Revenue Service (“IRS”) limits, allows U.S. executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. Generally, after one year of employment, we match employee contributions at a rate of 75% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $6,000 per year. The match vests ratably over three years. In 2009, the company’s matching contribution was reduced by 50% until reinstated, effective January 1, 2010.

Our Korean executives, participate in a severance program in Korea. This severance program provides executives with a one-time lump sum benefit at the time of separation, which benefit is calculated based on average monthly salary, years of service and seniority. Mr. KyuHyun Kim, our former President of Amkor Technology Korea and Head of Worldwide Manufacturing Operations participated in this program, as does his successor, Mr. JooHo Kim.

On October 8, 2009, KyuHyun Kim, resigned as President of Amkor Technology Korea and Head of Amkor’s Worldwide Manufacturing Operations. As part of the company’s management succession plan, JooHo Kim has assumed the positions formerly held by KyuHyun Kim. JooHo Kim is the brother of James J. Kim, the company’s Executive Chairman.

In connection with KyuHyun Kim’s separation from the company described above, the company entered into a Separation Agreement and Release with Mr. Kim (the “Separation Agreement”). Under the Separation Agreement, the company made a one-time lump sum payment to Mr. Kim totaling Korean Won 3,167,222,223 (approximately $2.6 million). The total amount consists of Korean Won 2,687,222,223 (approximately $2.2 million) accrued and payable under the Amkor Technology Korea severance plan, and an additional severance amount of Korean Won 480,000,000 (approximately $400,000), equal to twelve (12) months’ base salary for Mr. Kim. Under the Separation Agreement, Mr. Kim has agreed that for the period following separation and ending on December 31, 2010 he will not engage in any business or provide employment or consulting services to another party which would compete with the company’s business, or solicit the company’s employees. The Separation Agreement also contains a release of claims in favor of the company.

Perquisites and Personal Benefits.  In addition to the health and welfare benefits generally available to all salaried, full-time employees, Amkor also pays for our executive officers to obtain an annual medical screening. Although they make up a small portion of total compensation for our named executive officers, the purpose of these compensation elements is to promote the continuous well-being of our executives, and to ensure that our most critical employees are able to devote their attention to our ongoing success. As is customary for senior executives in Korea, we provide JooHo Kim with a company-paid car.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to each of our five most highly paid executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible provided that they have been granted by a committee whose members are non-employee directors. Restricted stock grants are not considered performance-based compensation for purposes of Section 162(m) unless vesting is based on the achievement of specific performance goals.

It is our intent, where practicable, to structure executive bonus payments under our Executive Bonus Plan to be deductible under Section 162(m). However, we retain the flexibility to pay compensation that is not entirely deductible where appropriate to promote company goals. We have also structured our compensation programs to comply with Section 409A of the Internal Revenue Code.

For accounting purposes equity awards are measured at their fair value at the date of grant with the resulting compensation expense recognized ratably over the service period which is generally the vesting period of the award.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2009. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted by the Compensation Committee.

John F. Osborne, Chair
Roger A. Carolin
Stephen G. Newberry

2009 Summary Compensation Table

The following table sets forth compensation earned for services rendered to us and our subsidiaries during each of the last three years by our Principal Executive Officer, Principal Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at the end of 2009 and one former executive who retired in 2009 (collectively, our “named executive officers”):

								Change in
								Pension
								Value and
							Non-Equity	Non-Qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary		Bonus	Awards	Awards(1)	Compensation(2)	Earnings	Compensation(3)	Total

James J. Kim	2009	$581,539		$—	$—	$—	$—	$—	$3,000	$584,539
Executive Chairman of the	2008	1,000,000		—	—	2,015,325	—	—	6,000	3,021,325
Board and former	2007	991,346		—	—	—	1,288,000	—	6,000	2,285,346
Chief Executive Officer

Kenneth T. Joyce	2009	526,346		—	—	—	—	—	11,960	538,306
President and	2008	486,154		—	—	483,678	375,000	—	7,719	1,352,551
Chief Executive Officer	2007	382,692		—	—	—	350,000	—	16,236	748,928

Joanne Solomon	2009	363,462		—	—	—	—	—	3,000	366,462
Executive Vice President and	2008	361,154		—	—	—	239,250	—	8,300	608,704
Chief Financial Officer	2007	257,692		—	—	248,790	155,000	—	6,000	667,482

Gil C. Tily	2009	484,615		—	—	—	—	—	3,000	487,615
Executive Vice President,	2008	500,000		—	—	—	281,250	—	8,816	790,066
Chief Administrative
Officer, General Counsel and Corporate Secretary

JooHo Kim	2009	393,077		—	—	—	—	—	71,953	465,030
President, Amkor Technology Korea and Executive Vice President, Worldwide Manufacturing Operations

James M. Fusaro	2009	399,616		—	—	—	—	—	25,416	425,032
Executive Vice President,	2008	396,539		—	—	443,372	225,000		38,687	1,103,598
Assembly and Test	2007	357,692		—	—	—	283,000	—	9,720	650,412
Product Management

KyuHyun Kim	2009	289,667	(4)	—	—	—	—	—	2,666,680	2,956,347
former President, Amkor	2008	423,691	(4)	—	—	322,452	294,000	—	18,579	1,058,722
Technology Korea	2007	468,314	(4)	—	—	—	360,000	—	18,714	847,028
and Head of Worldwide Manufacturing Operations

Notes

(1)	The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards for the years ended December 31, 2009, 2008 and 2007, calculated in accordance with generally acceptable accounting principles and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(2)	Represents amounts paid pursuant to the terms of the bonus plans with respect to the years ended December 31, 2008 and 2007, which contain both formula-based criteria and discretionary components.

(3)	See the All Other Compensation Table below for additional information.

(4)	The amounts have been converted from Korean Won based on the monthly average exchange rate for the years ended December 31, 2009, 2008 and 2007.

2009 All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table consist of the following:

							Collective		Insurance		Executive
		Auto		Tax		401(k)	Insurance by		Obligated by		Medical	Severance		Service	Relocation	Expatriate
Name		Fringe(1)		Related Payments		Match(2)	Company(3)		Government(4)		Exam(5)	Payment		Award	Fringe	Payment	Total

James J. Kim	2009	$—		$—		$3,000	$—		$—		$—	$—		$—	$—	—	$3,000
	2008	—		—		6,000	—		—		—	—		—	—	—	6,000
	2007	—		—		6,000	—		—		—	—		—	—	—	6,000
Kenneth T. Joyce	2009	—		—		3,000	—		—		8,960	—		—	—	—	11,960
	2008	—		—		6,000	—		—		1,719	—		—	—	—	7,719
	2007	—		—		6,000	—		—		10,236	—		—	—	—	16,236
Joanne Solomon	2009	—		—		3,000	—		—		—	—		—	—	—	3,000
	2008	—		—		6,000	—		—		2,300	—		—	—	—	8,300
	2007	—		—		6,000	—		—		—	—		—	—	—	6,000
Gil C. Tily	2009	—		—		3,000	—		—		—	—		—	—	—	3,000
	2008	—		—		5,135	—		—		3,681	—		—	—	—	8,816
JooHo Kim	2009	1,841	(6)	15,635	(7)	3,000	72	(6)	3,040	(6)	3,971	—		—	18,000 (7)	26,394 (7)	71,953
James M. Fusaro	2009	—		18,345	(8)	3,000	—		—		4,071	—		—	—	—	25,416
	2008	—		22,769	(9)	6,000	—		—		9,918	—		—	—	—	38,687
	2007	—		—		6,000	—		—		3,720	—		—	—	—	9,720
KyuHyun Kim	2009	5,767	(6)	—		—	72	(6)	10,078	(6)	—	2,648,622	(10)	2,141 (6)	—	—	2,666,680
	2008	7,568	(6)	813	(6)	—	83	(6)	10,115	(6)	—	—		—	—	—	18,579
	2007	7,266	(6)	798	(6)	—	105	(6)	10,545	(6)	—	—		—	—	—	18,714

Notes

(1)	Represents the cost to us of the following automobile related items including repairs, fuel, tolls, parking fees and insurance premiums: JooHo Kim — $1,841 in 2009; KyuHyun Kim — $5,767, $7,568 and $7,266 in 2009, 2008 and 2007, respectively.

(2)	Represents our matching contributions to the participants’ 401(k) accounts.

(3)	Represents supplemental company-paid collective insurance premiums for a policy where Amkor is not the beneficiary.

(4)	Represents supplemental company-paid premiums for insurance for which we are not the beneficiary (as obligated by the Korean government).

(5)	Represents the cost to us of a comprehensive annual physical examination made available to our executive officers.

(6)	Converted from Korean Won based on the monthly average exchange rate for the year ended December 31, 2009 with respect to JooHo Kim, and the years ended December 31, 2009, 2008, and 2007 with respect to KyuHyun Kim.

(7)	Represents payments made to Mr. Kim in 2009 in respect of his expatriate assignment, paid consistent with company policy for expatriate employees.

(8)	Represents a one-time payment to Mr. Fusaro (including a tax gross-up) for taxes due under Section 409A with respect to stock options exercised by Mr. Fusaro in 2006.

(9)	Represents a one-time payment to Mr. Fusaro (including a tax gross-up) relating to his 2005 expatriate assignment.

(10)	Converted from Korean Won based on the exchange rate on the date of payment.

Grants of Plan-Based Awards in 2009

There were no equity awards granted to our named executive officers under any plan during 2009.

Outstanding Equity Awards at Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by our named executive officers as of December 31, 2009.

					Equity Incentive
					Plan Awards:
	Number of		Number of		Number
	Securities		Securities		of Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option	Option
	Options		Options		Unearned	Exercise	Expiration
Name	Exercisable(#)(1)		Unexercisable(#)		Options(#)	Price	Date

James J. Kim	250,000		—		—	$10.79	2/22/2013
	250,000		—		—	12.40	6/26/2013
	60,000	(2)	—		—	5.31	11/12/2014
	95,000	(3)	—		—	7.00	2/13/2016
	62,500		187,500	(4)	—	11.29	2/19/2018
Kenneth T. Joyce	40,000		—		—	10.79	2/4/2011
	40,000		—		—	10.79	4/4/2012
	70,000		—		—	10.79	2/22/2013
	100,000		—		—	12.40	6/26/2013
	45,000	(2)	—		—	5.31	11/12/2014
	30,000	(3)	—		—	7.00	2/13/2016
	15,000		45,000	(4)	—	11.29	2/19/2018
Joanne Solomon	5,000		—		—	10.79	2/28/2011
	4,000		—		—	10.79	4/4/2012
	5,000		—		—	10.79	2/22/2013
	7,000		—		—	12.40	6/26/2013
	5,000		—		—	14.21	9/30/2013
	6,000	(5)	—		—	5.71	10/27/2014
	4,000	(3)	—		—	7.00	2/13/2016
	26,041		23,959	(6)	—	8.42	11/13/2017
Gil C. Tily	43,750		31,250	(7)	—	10.97	8/6/2017
JooHo Kim	3,750		—		—	10.79	4/4/2012
	7,000		—		—	10.79	2/22/2013
	20,000		—		—	12.40	6/26/2013
	130,000		—		—	17.39	1/30/2014
	20,000		—		—	5.31	11/12/2014
	12,500		—		—	7.00	2/13/2016
	16,000		24,000	(8)	—	8.67	12/14/2017
James M. Fusaro	5,000		—		—	10.79	2/4/2011
	10,000		—		—	13.00	2/22/2012
	7,000		—		—	10.79	4/4/2012
	10,000		—		—	10.79	11/1/2012
	8,000		—		—	10.79	5/9/2013
	25,000		—		—	12.40	6/26/2013
	24,000		—		—	5.71	10/27/2014
	25,000		—		—	7.00	2/13/2016
	13,750		41,250	(4)	—	11.29	2/19/2018
KyuHyun Kim	25,000	(3)	—		—	7.00	1/8/2010 (9)
	10,000		—		—	11.29	1/8/2010 (9)

Notes

(1)	Unless otherwise indicated, each of the options listed was granted prior to July 1, 2004. During August 2004, the Compensation Committee of our Board of Directors approved the full vesting of all unvested outstanding options that were granted prior to July 1, 2004.

(2)	The option was granted on November 12, 2004 with the following vesting schedule: 25% of the options became exercisable 12 months after the grant date with 1/48th of the options becoming exercisable each month thereafter.

(3)	The option was granted on February 13, 2006 with the following vesting schedule: 100% of the options became exercisable 24 months after the grant date.

(4)	The option was granted on February 19, 2008 with the following vesting schedule: The option vests over four years with 25% of the shares subject to the option vesting on each of the first four anniversary dates of the grant date.

(5)	The option was granted on October 27, 2004 with the following vesting schedule: 25% of the option became exercisable 12 months after the grant date with 1/48th of the option shares becoming exercisable each month thereafter. In exchange for cash payments of $4,680 to Ms. Solomon, these stock options were amended in December 2006 to increase the exercise price from $4.93 to $5.71, the fair market value on the date of grant.

(6)	The option was granted on November 13, 2007 with the following vesting schedule: The option vests over four years with 25% of the option becoming exercisable on the first anniversary of the grant date and 1/48th of the shares subject to the option vesting monthly thereafter.

(7)	The option was granted on August 6, 2007 with the following vesting schedule: The option vests over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48th of the shares subject to the option vesting monthly thereafter.

(8)	The option was granted on December 14, 2007 with the following vesting schedule: The option vests over four years with 40% of the shares subject to the option vesting on the first anniversary of the grant date and 20% of the shares subject to the option vesting each year thereafter.

(9)	Mr. KyuHyun Kim resigned on October 8, 2009, and as a result, these options expired as of January 8, 2010.

2009 Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise by our named executive officers during 2009.

	Option Awards
	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise

KyuHyun Kim	20,000	$11,800

2009 Severance Benefits

None of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor.

On October 8, 2009, Mr. KyuHyun Kim, our former President of Amkor Technology Korea and Head of Amkor’s Worldwide Manufacturing Operations, resigned.

In connection with his separation from the company, the company made a one-time lump sum payment to Mr. Kim totaling Korean Won 3,167,222,223 (approximately $2.6 million). The total amount consists of Korean Won 2,687,222,223 (approximately $2.2 million) accrued and payable under the Korean Severance Plan described below, and an additional severance amount of Korean Won 480,000,000 (approximately $400,000), equal to twelve (12) months’ base salary for Mr. Kim.

Mr. JooHo Kim participates in a severance benefit program under which Korean executives are entitled to a one-time lump sum benefit at the time of separation. This amount is calculated based on average monthly salary, years of service and seniority. Under this severance benefit, Mr. Kim will be entitled to certain benefits upon termination of his employment with Amkor, as follows:

Event
Involuntary
	Voluntary	Early	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Retirement(1)	Cause	Termination	Control	Death	Disability

Korean Severance Plan(1)	$68,506	$68,506	$68,506	$68,506	$68,506	$68,506	$68,506	$68,506
Form of Payment(2)(3)	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum	Lump Sum

Notes

(1)	There is no normal retirement age for executives under the Korean Severance Plan. The values presented assume Mr. Kim’s termination of employment at December 31, 2009.

(2)	Mr. Kim’s benefit is payable in the form of a lump sum which is calculated directly based on average monthly salary, years of service and seniority on the date of separation. The lump sum is payable immediately upon separation without any adjustment. As such, there is no conversion of an annuity to a lump sum and, thus, no need for assumptions concerning either mortality or a discount rate.

(3)	The exchange rate from Korean Won to U.S. dollars was based on the spot rate on December 31, 2009.

Post Employment Compensation

As described in Compensation Discussion and Analysis above, our named executive officers are employees at will and do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated on December 31, 2009. The figures shown are based on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and company-provided life insurance).

Cash Payments upon Termination of Service

Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, our past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months. Mr. JooHo Kim participates in a severance benefit plan whereby he will be entitled to certain benefits upon termination of employment with Amkor. Mr. KyuHyun Kim received a cash payment upon his resignation in 2009, which is described under the Severance Benefits section above.

Treatment of Equity upon Termination

Our stock incentive plans and related award agreements provide that upon termination or death, unvested shares revert to the plans under which they were granted except upon a change in control or upon retirement for shares granted after April 4, 2001. The following table shows the additional vesting, if any, for unvested stock option awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options upon Various Events
Involuntary
Voluntary	Normal	Not for	For Cause	Change in
Resignation	Retirement(1)(2)	Cause	Termination	Control	Death	Disability

No additional	No additional	No additional	No additional	Accelerated vesting	No additional	No additional
vesting;	vesting;	vesting;	vesting;	(if not assumed);	vesting;	vesting;
up to 3 months	up to 12 months	up to 3 months	up to 3 months	up to 90 days	up to 12 months	up to 12 months
to exercise	to exercise	to exercise	to exercise	to exercise	to exercise	to exercise

Notes

(1)	Normal Retirement is defined as termination of service on or after the date when the sum of (i) the optionee’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the optionee has provided services equals or is greater than seventy-five (75).

(2)	Options granted after April 4, 2001 under the 1998 Stock Plan will continue to vest for 12 months following the optionee’s retirement. The optionee has an additional 30 days after such 12 month period to exercise the options.

Based on the treatment outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding stock options, if applicable, under each event. The value shown is based on a termination date of December 31, 2009 using the closing price of our common stock on that date, which was $7.16.

Gain Related to Accelerated Vesting of Outstanding Stock Options
Involuntary
	Voluntary	Normal	Not for	For Cause	Change-in
Compensation Component	Resignation	Retirement	Cause	Termination	Control	Death	Disability

James J. Kim	—	—	—	—	—	—	—
Kenneth T. Joyce	—	—	—	—	—	—	—
Joanne Solomon	—	—	—	—	—	—	—
Gil C. Tily	—	—	—	—	—	—	—
JooHo Kim	—	—	—	—	—	—	—
James M. Fusaro	—	—	—	—	—	—	—
KyuHyun Kim	—	—	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of February 26, 2010 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer.

Beneficial Ownership(a)

	Number of	Percentage
	Shares	Ownership
Name and Address†	(#)(a)	(%)

James J. Kim Family Group(b)	138,318,571	56.00%
1900 S. Price Road, Chandler, AZ 85286
FMR LLC(c)	27,811,931	14.67
82 Devonshire Street, Boston, MA 02109
915 Investments LP(d)	49,594,980	21.30
915 Mt. Pleasant Road, Bryn Mawr, PA 19010
Roger A. Carolin(e)	66,234	*
Winston J. Churchill(f)	3,943,884	2.15
James M. Fusaro(g)	141,500	*
Kenneth T. Joyce(h)	410,558	*
James J. Kim(i)	77,512,104	32.44
John T. Kim(j)	38,941,756	20.36
JooHo Kim(k)	219,273	*
KyuHyun Kim(l)	7,946	*
Stephen G. Newberry(m)	6,667	*
John F. Osborne(n)	44,001	*
Joanne Solomon(o)	68,961	*
Gil C. Tily(p)	50,000	*
James W. Zug(q)	108,434	*
All directors and executive officers (14 individuals)(r)	121,914,000	49.07

Notes

*	Represents less than 1%.

†	Unless otherwise indicated, the address for each listed person is c/o Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286

(a)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable on or before April 28, 2010 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)	Represents 77,512,104 shares held by James J. Kim, of which 780,000 shares are issuable upon exercise of stock options that will become exercisable on or before April 28, 2010, 5,340,454 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013, 49,594,980 shares that are issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date and 10,000,000 shares which are subject to shared voting and investment power; 23 shares held by Agnes C. Kim; 17,155,857 shares held by David D. Kim as trustee, of which 2,698,513 shares are subject to shared voting and investment power (1,335,113 of these shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013); 39,363,309 shares held by Susan Y. Kim as trustee, of which 30,105,965 shares are subject to shared voting and investment power (6,725,565 of these shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013); 38,941,756 shares held by John T. Kim, of which 43,334 shares are issuable upon exercise of stock options that will become exercisable on or before April 28, 2010, 14,457,344 shares are held by the John T. Kim Trust of 12/31/87 and 24,441,078 shares are subject to shared voting and investment power (8,010,678 of these shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013); 14,457,344 shares held by the David D. Kim Trust of 12/31/87; 6,257,344 shares held by the Susan Y. Kim Trust of 12/31/87; 2,733,334 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra Panichello, all of which are subject to shared voting and investment power; 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, all of which are subject to shared voting and investment power; and 2,733,333 shares held by the Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello, all of which are subject to shared voting and investment power; 1,345,113 shares, held by the Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello; 1,345,113 shares held by the Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim; 1,345,113 shares held by the Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim, of which, with respect to each of the foregoing amounts of 1,345,113 shares, 1,335,113 shares are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and all of which are subject to shared voting and investment power; 1,335,113 shares held by the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim, all of which are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Alexandra Kim Panichello and Descendants and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Jacqueline Mary Panichello and Descendants and are subject to shared voting and investment power; 1,363,400 shares held by the James J. Kim 2008 Trust f/b/o Dylan James Panichello and Descendants and are subject to shared voting and investment power; 2,726,800 shares held by the James J. Kim 2008 Trust f/b/o Descendants of John T. Kim and are subject to shared voting and investment power; and 1,363,400 shares are held by the James J. Kim 2008 Trust f/b/o Descendants of David D. Kim and are subject to shared voting and investment power; 8,069,445 shares held by James J. Kim 2008 Qualified Annuity Trust dated 11/14/08, all of which are subject to shared voting and investment power; 1,930,555 shares held by the James J. Kim 2009 Qualified Annuity Trust dated 12/29/09, all of which are subject to shared voting and investment power; 1,150,000 shares held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); and 49,594,980 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date held by 915 Investments, LP, a partnership in which James J. Kim is the sole general partner (the “Partnership”).

Each of the individuals named above in footnote (b), the Partnership, the Foundation, and the trusts listed above established for the benefit of James J. Kim’s children and grandchildren (the “Kim Trusts”) may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family, and the Kim Trusts, the Partnership and the Foundation, (collectively, the “James J. Kim Family”), who each exercise voting or investment power with respect to the shares of common stock in concert with other members of the Group. James J. and Agnes C. Kim are husband and wife. David D. Kim, John T. Kim and Susan Y. Kim are the children of James J. and Agnes C. Kim. Each of the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987 has as their sole trustee David D. Kim, John T. Kim and Susan Y. Kim, respectively. Susan Y. Kim is the parent of Alexandra Panichello, Jacqueline Panichello and Dylan Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim. These trusts are as follows: Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Alexandra Panichello, Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Jacqueline Panichello, and Trust U/D of Susan Y. Kim dated 4/16/98 f/b/o Dylan Panichello. James J. Kim has established trusts for each of the children of Susan Y. Kim, John T. Kim, and David D. Kim as follows: Trust U/D of James J. Kim dated 10/3/94 f/b/o Jacqueline Mary Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 12/24/92 f/b/o Alexandra Kim Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Dylan James Panichello (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 10/15/01 f/b/o Allyson Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), Trust U/D of James J. Kim dated 11/17/03 f/b/o Jason Lee Kim (John T. Kim and Susan Y. Kim as co-trustees), the Trust U/D of James J. Kim dated 11/11/05 f/b/o Children of David D. Kim (John T. Kim and David D. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Alexandra Kim Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Jacqueline Mary Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Dylan James Panichello and Descendants (John T. Kim and Susan Y. Kim as co-trustees), James J. Kim 2008 Trust f/b/o Descendants of John T. Kim (John T. Kim and Susan Y. Kim as co-trustees) and James J. Kim 2008 Trust f/b/o Descendants of David D. Kim (David D. Kim, John T. Kim and Susan Y. Kim as co-trustees); the James J. Kim 2008 Qualified Annuity Trust dated 11/14/08 (James J. Kim and Susan Y. Kim as co-trustees) and the James J. Kim 2009 Qualified Annuity Trust dated 12/29/09 (James J. Kim and Susan Y. Kim as co-trustees). The trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust.

James J. Kim, as general partner of the Partnership, has voting and investment power with respect to the Partnership. In addition, all of the directors and officers of the Foundation are members of the James J. Kim Family, including Susan Y. Kim, the Secretary. Accordingly, the Partnership and the Foundation might be expected to vote each of its shares of common stock in concert with other members of the James J. Kim Family.

James J. Kim, the Foundation and the six trusts noted above as having shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013 (the “investors”) are party to a voting agreement with Amkor dated as of November 18, 2005, where the investors agreed to vote all shares of common stock issued upon conversion of the convertible notes in accordance with the voting agreement so long as certain other conditions have been satisfied during the term of the agreement, which is the earlier of December 1, 2013 or other specified events. To date, the notes have not been converted.

The James J. Kim Family may be deemed to have beneficial ownership of 138,318,571 shares or approximately 56% of the outstanding shares of common stock. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)	As reported by FMR, LLC (“FMR”), on behalf of itself and certain of its subsidiaries (collectively, the “Fidelity Entities”) and Edward C. Johnson 3d., chairman of FMR, on a Schedule 13 G/A filed on February 16, 2010, (i) FMR reported it has sole voting power with respect to 1,326,347 shares of our common stock and sole investment power with respect to 27,811,931 shares of our common stock, (ii) Edward C. Johnson 3d. reported he has sole investment power of 27,811,931 shares of our common stock and (iii) the number of shares of our common stock beneficially owned by each of the Fidelity Entities and Edward C. Johnson 3d. includes

6,394,447 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date.

(d)	Includes 49,594,980 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date.

(e)	Includes 43,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Carolin on or before April 28, 2010.

(f)	Includes 68,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Churchill on or before April 28, 2010, and 3,839,350 shares held by SCP Private Equity Partners II, L.P. (“SCP”). Mr. Churchill is a limited partner of SCP Private Equity II General Partner, L.P., the managing general partner of SCP, and of the general partners of such general partner. Mr. Churchill is also a member of the investment committee which approves SCP’s investments. Accordingly, Mr. Churchill may be deemed to have voting and dispositive power and beneficially own the shares held by SCP and its affiliates. Mr. Churchill disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(g)	Includes 141,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. Fusaro on or before April 28, 2010.

(h)	Includes 355,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Joyce on or before April 28, 2010 and 34,279 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of May 2011.

(i)	Includes 780,000 shares issuable upon the exercise of options that will become exercisable on or before April 28, 2010, 5,340,454 shares that are issuable upon the conversion of convertible notes that are convertible at any time prior to the maturity date of December 1, 2013, 49,594,980 shares issuable upon conversion of the 2014 Notes that are convertible at any time prior to the maturity date, and 10,000,000 shares subject to shared voting and investment power. Does not include 23 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 23 shares.

(j)	Includes 43,334 shares issuable upon the exercise of options that will become exercisable on or before April 28, 2010, and 14,457,344 shares held by the John T. Kim Trust of 12/31/87, of which John T. Kim, has sole voting and investment power, and 24,441,078 shares held by various trusts established for the children of Susan Y. Kim, John T. Kim and David D. Kim, of which Mr. John T. Kim as co-trustee has shared voting and investment power; 8,010,678 of these shares are issuable upon conversion of convertible notes which are convertible at any time prior to the maturity date of December 1, 2013. Mr. John T. Kim disclaims beneficial ownership of such 24,441,078 shares.

(k)	Includes 209,250 shares issuable upon the exercise of stock options that will become exercisable by Mr. JooHo Kim on or before April 28, 2010.

(l)	As of Mr. KyuHyun Kim’s resignation on October 8, 2009.

(m)	Includes 6,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Newberry on or before April 28, 2010.

(n)	Includes 20,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Osborne on or before April 28, 2010.

(o)	Includes 66,208 shares issuable upon the exercise of stock options that will become exercisable by Ms. Solomon on or before April 28, 2010.

(p)	Includes 50,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Tily on or before April 28, 2010.

(q)	Includes 66,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Zug on or before April 28, 2010.

(r)	Includes 2,228,295 shares issuable upon the exercise of stock options that will become exercisable on or before April 28, 2010 and 62,980,391 shares issuable upon the conversion of convertible notes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion during 2009.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

PricewaterhouseCoopers has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers will attend the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

The Board unanimously recommends a vote FOR the ratification of appointment of
PricewaterhouseCoopers as our independent registered public accounting firm for the year ending
December 31, 2010.

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for years 2009 and 2008.

	Year Ended
	December 31,
	2009	2008
	(In thousands)

Audit fees	$3,082	$3,471
Audit-related fees(1)	37	35
Tax fees(2)	737	697
All other fees(3)	88	2

Total	$3,944	$4,205

Notes

(1)	Audit-related fees consist of fees associated with an employee benefit plan audit.

(2)	Tax fees consist primarily of fees associated with tax compliance, advice and planning services.

(3)	All other fees in 2009 includes information technology advice, and in 2009 and 2008 includes a license fee for access to an accounting and reporting research tool.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.

This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers during the year ended December 31, 2009 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

The Audit Committee’s overall responsibility is one of oversight. Management is responsible for Amkor’s consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards. The independent registered public accounting firm is responsible for performing audits of Amkor’s consolidated financial statement and the effectiveness of Amkor’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

In performing its oversight function, the Audit Committee:

(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2009;

(2) discussed with Amkor’s independent registered public accounting firm the matters required to be discussed by PCAOB auditing standard AU380; and

(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and their management.

Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that Amkor’s audited consolidated financial statements for the year ended December 31, 2009 be included in Amkor’s Annual Report on Form 10-K and filed with the SEC. The Audit Committee also selected PricewaterhouseCoopers as Amkor’s independent registered public accounting firm for the year ending December 31, 2010.

The foregoing report has been furnished by the following directors and members of the Audit Committee:

James W. Zug, Chair
Roger A. Carolin
John F. Osborne

INCORPORATION BY REFERENCE

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act of 1934, as amended, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act of 1934, as amended. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to Corporate Secretary, Amkor Technology, Inc., 1900 South Price Road, Chandler, Arizona 85286, or contact us by telephone at (480) 821-5000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2009 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 1900 SOUTH PRICE ROAD, CHANDLER, ARIZONA 85286, TELEPHONE: (480) 821-5000.

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## Electronic Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

### Vote by Internet

### Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

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### B Non-Voting Items

**Change of Address** — Please print new address below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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etMR A SAMPLEDESIGNATION (IF ANY) etADD 1 Electronic Voting InstructionsADD 2ADD 3 You can vote by Internet or telephone ADD 4 Available 24 hours a day, 7 days a week!ADD 5 Instead of mailing your proy, you may choose one of the two voting ADD 6 methods outlined below to vote your proy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 3, 2010.Vote by Internet Log on to the Internet and go to www.envisionreports.com/amkr Follow the steps outlined on the secured website.Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.Using a black ink pen, mark your votes with an as shown in Follow the instructions provided by the recorded message. this eample. Please do not write outside the designated areas.Annual Meeting Proy Card 1234 5678 9012 3453 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3A Proposals The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.1. Election of Directors: For Withhold For Withhold For Withhold +01 — James J. Kim 02 — Roger A. Carolin 03 — Winston J. Churchill04 — Kenneth T. Joyce 05 — John T. Kim 06 — Stephen G. Newberry07 — John F. Osborne 08 — James W. ZugFor Against Abstain2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.B Non-Voting ItemsChange of Address Please print new address below.C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign BelowPlease sign eactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, eecutor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the bo. Signature 2 Please keep signature within the bo.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND A V 0 2 4 7 2 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

To our Stockholders: You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Monday, May 3, 2010 at 9:00 a.m., at the Embassy Suites Philadelphia — Valley Forge, located at 888 Chesterbrook Blvd. Chesterbrook, PA 19087, telephone number (610) 647-6700. The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement. Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. We look forward to seeing you at the Annual Meeting. Sincerely, Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 3, 2010. The Proxy Statement for the 2010 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2009 are available at: www.edocumentview.com/amkr. James J. Kim Executive Chairman 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Amkor Technology, Inc. 1900 South Price Road Chandler, Arizona 85286 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2010 The undersigned hereby appoints James J. Kim and Kenneth T. Joyce as proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on May 3, 2010, and at any postponement or adjournment thereof, as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting. IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2 AND, IN SAID PROXIES’ DISCRETION, SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice, your shares will be voted in accordance with the recommendation of Amkor’s Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.